Exhibit 99.1

NEWS

NEWS

NEWS

4 Parkway North, Suite 400

Deerfield, IL  60015

Contact:                    Terry Huch

Senior Director, Investor Relations and Corporate Communications

847-405-2515 — THuch@cfindustries.com

CF Industries Holdings, Inc. Reports Fourth Quarter 2010 Net Earnings

of $200.3 Million, or $2.78 per Diluted Share

Very Strong Agriculture Fundamentals Provide Momentum Entering 2011

Fourth Quarter Highlights

•                 Net earnings attributable to common stockholders were $200.3 million, or $2.78 per diluted share, up from $51.4 million, or $1.04 per share, in fourth quarter 2009.

•                 Fourth quarter pre-tax results included $31.4 million non-cash mark-to-market gains on natural gas derivatives and $15.8 million of business combination costs.  These items increased/(reduced) after-tax earnings per diluted share by $0.27 and $(0.14), respectively.

•                 Net sales were $1.2 billion, up 144 percent from $506.7 million in the 2009 fourth quarter.

•                 Total sales volume was 3.8 million tons.

•                 The company repaid $300 million of debt in the quarter and exited the quarter with a term loan balance of $346 million.

Full Year Highlights

•                 For 2010, net earnings attributable to common stockholders were $349.2 million, or $5.34 per diluted share, down from $365.6 million, or $7.42 per share, the previous year.

•                 Pre-tax results for the year included $288.5 million of business combination costs, a $28.3 million gain on the sale of Terra shares, $9.6 million in non-cash gains from mark-to-market adjustments on natural gas derivatives, and $5.8 million of Peru project development costs.  These items increased/(reduced) after-tax earnings per diluted share by $(3.55), $0.27, $0.09 and $(0.09), respectively.

•                 Net sales were $4.0 billion, up 52 percent from $2.6 billion in 2009.

•                 Total sales volume was 13.3 million tons.

•                 Terra integration synergies exceeded estimates and were ahead of schedule.

Outlook

•                 High crop prices, higher projected crop plantings and application rates, and tight inventories of most fertilizers expected to support strong fertilizer prices and volumes for spring, weather permitting.

Deerfield, Illinois — (BusinessWire) — February 17, 2011:  CF Industries Holdings, Inc. (NYSE: CF) today reported fourth quarter 2010 net earnings attributable to common stockholders of $200.3 million, or $2.78 per diluted share, compared to earnings of $51.4 million, or $1.04 per diluted share, in the fourth quarter of 2009.  Fourth quarter pre-tax results included $31.4 million non-cash mark-to-market gains on natural gas derivatives and $15.8 million of business combination costs.  These items increased/(reduced) after-tax earnings per diluted share by $0.27 and $(0.14), respectively.

Net sales were $1.2 billion, up 144 percent from $506.7 million in the 2009 fourth quarter, due to inclusion of Terra net sales of $451.2 million, higher nitrogen volumes, especially for ammonia, and higher product prices.  Year-ago sales and all other 2009 volume and financial data in this release are presented on a pre-acquisition basis, as reported in the prior periods.  Reflecting this basis, total sales volume increased from 2.0 million tons in the 2009 fourth quarter to 3.8 million tons in 2010, largely explained by the inclusion of 1.7 million tons of Terra sales volume.

“In the fourth quarter, we benefited from the increased capability of our expanded platform and a host of favorable external factors,” commented Stephen R. Wilson, chairman and chief executive officer, CF Industries Holdings, Inc.  “Fall application of ammonia and phosphates was particularly strong because of increased expected crop plantings, higher application rates, high crop prices, an early harvest and favorable weather in the U.S. Midwest,” Wilson noted.

Fertilizer prices rose significantly during the quarter due to these domestic demand factors, very strong international markets, low U.S. and world fertilizer inventories and anticipated export restrictions in China.  Increased European demand for nitrates supported North American prices as it reduced availability of urea ammonium nitrate solution (UAN) due to higher ammonium nitrate (AN) production in Europe.

Because of tight supply and attractive prices in North American markets, CF Industries limited phosphate exports and did not export nitrogen products during the fourth quarter of 2010.

Full Year Results

Earnings attributable to common stockholders in 2010 totaled $349.2 million, or $5.34 per diluted share, compared to $365.6 million, or $7.42 per diluted share, in 2009.   CF Industries acquired a controlling stake in Terra Industries on April 5, 2010, and Terra’s results are included in the company’s nitrogen segment results from that date.

Full-year pre-tax results included $288.5 million of business combination costs, a $28.3 million gain on the sale of Terra shares, $9.6 million in non-cash gains from mark-to-market adjustments on natural gas derivatives, and $5.8 million of Peru project development costs.  These items increased/(reduced) after-tax earnings per diluted share by $(3.55), $0.27, $0.09 and $(0.09), respectively.

“We will remember 2010 as the year we made a transformative acquisition and proved our ability to integrate the operations of Terra Industries and CF Industries,” Wilson noted.  “It also was a year of strengthening fundamentals in which our business generated nearly $1.2 billion in cash flow from operations.”

Net sales for 2010 totaled $4.0 billion, up 52 percent from $2.6 billion in 2009.  The increase resulted primarily from the inclusion of Terra net sales of $1.4 billion and higher sales volumes.

For the year, CF Industries invested $258.1 million in capital expenditures.

Nitrogen Fertilizer Segment

CF Industries delivered 3.4 million tons of ammonia, urea, UAN, AN and other nitrogen products during the fourth quarter of 2010.

Ammonia volume of 917,000 tons was sold at an average price of $452 per ton, compared to 305,000 tons at an average price of $308 in the fourth quarter of 2009.  The Midwest ammonia market remained very attractive through the fall due to tight domestic inventories and high demand for wheat pre-plant and for fall application in preparation for the upcoming corn crop.  The fall window for direct application of anhydrous ammonia in the U.S. Midwest was longer than average because of the early harvest and because soil temperature and moisture levels were essentially ideal from late October through the end of November.  When ammonia became a scarce product late in the season, CF Industries took advantage of the expanded size and flexibility of its production, logistics and terminal network to deliver product to areas of unmet demand.

In addition to very positive conditions for agricultural direct application, industrial ammonia usage was up an estimated ten percent compared to the fourth quarter of last year.  CF Industries was able to capitalize on high total demand in part because its North America production system produced at full capacity during the quarter.

“A second consecutive favorable ammonia season quickly depleted industry inventory,” said Wilson.  “Our team used this opportunity to demonstrate that we can operate our recently expanded system in a way that satisfies more customers during the peak season than CF Industries and Terra could serve separately in the past, even in the face of weather-related transportation challenges.”

CF Industries sold 662,000 tons of urea at an average price of $323 in the fourth quarter, compared to 662,000 tons at an average price of $272 in the 2009 fourth quarter.  The average realized price was 23 percent higher than the third quarter of 2010, as strong international demand offset higher supply.  Increased global availability caused by high global operating rates and increased exports from China during the quarter was absorbed by surging demand.  Some of the price strength during the period resulted from anticipation of reduced Chinese export potential, which materialized when China announced a lengthened high-tariff period.

The company sold 1.4 million tons of UAN in the fourth quarter of 2010 at an average price of $206 per ton, compared to 494,000 tons at an average price of $156 in the year-ago quarter.  The inclusion of Terra sales accounted for most of the volume increase.  Although the average price realized for UAN sales was up ten percent from the third quarter, the increase lagged that of the other nitrogen products because more UAN volume had been committed and priced in the third quarter, early in the period of rising fertilizer prices. The UAN expansion at the company’s Woodward, Oklahoma facility did not ship any product during the fourth quarter.

In the fourth quarter, AN volume of 263,000 tons was sold at an average price of $211.  There were no AN sales in 2009 as all of the company’s AN capacity was acquired in the Terra transaction.  Strong sales volume was enabled by high production at the Yazoo City, Mississippi Nitrogen Complex, which set annual production records for ammonia, AN and urea liquor in 2010.

Total nitrogen net sales in the fourth quarter totaled $1.0 billion, up 185 percent from $352.0 million in the 2009 fourth quarter.  Gross margin for the nitrogen segment was $420.6 million, or 42 percent of sales. Excluding the unrealized mark-to-market gain of $31.4 million, gross margin was 39 percent of sales, compared to 30 percent in the year-ago period.  The increase in the percentage was due primarily to higher product prices.

CF Industries’ realized natural gas cost averaged $4.29 per MMBtu in the fourth quarter of 2010, compared to $4.34 during the fourth quarter of 2009.  Average cash prices at Henry Hub were below $4.00 per MMBtu in both October and November.  Even when weather was unusually cold during December, cash prices at Henry Hub traded no higher than $4.54/MMBtu.

The company operated its ammonia plants at capacity during the quarter.

Phosphate Fertilizer Segment

CF Industries sold 477,000 tons of diammonium phosphate (DAP) and monoammonium phosphate (MAP) during the fourth quarter of 2010 at an average price of $493 per ton.  This compares to fourth quarter 2009 shipments of 551,000 tons at an average price of $281.  Sales were limited by production and by low beginning inventories.

Strength in phosphate prices reflected tight global supply conditions and rising grain prices.  U.S. producers, collectively the world’s largest exporter of phosphates, were unable to meet high domestic demand in light of large contract commitments to India, resulting in significant phosphate imports into the U.S.  Prices were also supported by Chinese export restrictions, news of delays of new international projects and domestic production challenges.

CF Industries emphasized domestic sales of phosphates during the fourth quarter.  The company fulfilled its remaining contractual commitment to export phosphate to India with the shipment of one vessel during the quarter.

Gross margin for the segment was $63.3 million, up from $16.4 million in the 2009 fourth quarter.  Gross margin percentage was 27 percent of sales, compared to 11 percent in the year-earlier period.

CF Industries’ Plant City, Florida Phosphate Complex operated at 83 percent of capacity during the 2010 fourth quarter.

“In our phosphate business, we focused on meeting very strong domestic demand in the fourth quarter,” said Wilson.  “Production volume was the limiting factor for us as a company, as it appeared to be for the domestic industry.”

Safety Performance

The company experienced two lost-time accidents (LTAs) during the fourth quarter of 2010.  During the quarter, the Donaldsonville, Louisiana Nitrogen Complex, the largest in North America, achieved 8 years without an LTA.  Since its last LTA, the Donaldsonville Complex has completed 16 major plant turnarounds and produced over 47 million tons of nitrogen fertilizers. Also during the quarter, the Yazoo City, Mississippi nitrogen complex achieved 4 years without an LTA; the Tampa, Florida port facility achieved 6 years without an LTA and the Cowden, Illinois distribution terminal achieved 15,000 consecutive days (over 41 years) without an LTA.

Other Developments

Acquisition Integration

The integration of the former operations of Terra Industries continues to exceed expectations.  The company estimates that as of the end of 2010, implemented synergy actions totaled approximately $110 million on a run-rate basis and identified synergies exceed the top end of the targeted range.  To complete the integration of operating and financial systems, the company has initiated a project to implement an enterprise resource planning system.  The company expects to complete the project in 2012.

Said Wilson, “We are extremely pleased by our integration accomplishments in just nine months of combined operation.  Our teams have come together very well and we are serving customers with a single face to the market.”

Sale of Warehouses

In January 2011, CF Industries entered into a definitive agreement to sell four dry product warehouses and related assets to GROWMARK, Inc. and one of its subsidiaries.  Over a number of years, the company’s throughput utilization of these facilities had declined as an increasing portion of the company’s dry product volume has been shipped directly to customers from manufacturing locations.  The transaction closed on February 15, 2011.

Liquidity and Financial Position

At December 31, 2010, CF Industries’ cash, cash equivalents and short-term investments totaled $800.8 million.  In addition, the company held investments in auction rate securities (ARS) at

December 31, 2010 that were valued at $102.8 million. During the fourth quarter, the company received $19 million in redemptions at par.  Although there was a successful auction of ARS in the quarter, the remaining securities continue to be classified as illiquid.

CF Industries repaid $300 million of its term loan from available cash during the quarter and had repaid a total of $854 million by December 31.  At that time, the company had outstanding long term debt of $2.0 billion, comprising primarily $1.6 billion in senior notes and the remaining term loan balance of $346 million.  The company expects to retire the remaining balance of the term loan during the first quarter of 2011.

Dividend Payment

On February 2, 2011, CF Industries’ Board of Directors declared the regular quarterly dividend of $0.10 per common share.  The dividend will be paid on March 1, 2011 to stockholders of record on February 14, 2011.

Outlook

Fertilizer markets are expected to remain strong through the spring season, with high crop prices continuing to set the tone.  CF Industries expects 92 million acres of corn to be planted this spring, up nearly 4 million acres from spring of 2010 due to high expected farm profitability and a low stocks-to-use ratio.  Across the primary crops, the company expects U.S. farmed area to increase by about 10 million acres, returning to 2008 levels.

Global fertilizer supply/demand balances are expected to remain tight through the spring.  International urea trade is expected to be supported by continuing import demand in the U.S., Europe, and certain Asian markets. Urea inventories are reported to be lean in some key markets, and lower availability of Chinese product is expected to keep the balance favorable.

UAN demand is expected to benefit from robust planting seasons in North America and Europe, which should largely absorb available supplies of both UAN and AN.  Demand for AN in Europe is likely to continue to compete with U.S. demand for export-oriented UAN production, keeping the UAN market in the U.S. relatively thinly supplied.

Midwest ammonia is poised for another good season this spring.  Although volume may not reach last spring’s exceptional level, it should be strong because of excellent economics at the farm level.  CF Industries and other ammonia producers are striving to rebuild inventories after excellent back-to-back direct application seasons.

The outlook for natural gas prices continues to be favorable for nitrogen producers.  The forward strip currently is below $5.00 per MMBtu for the next 18 months.  CF Industries expects drilling activity in the lower-48 states to remain sufficiently high to maintain production at or near record levels, supported by abundant shale gas plays with low development costs and attractive economics.  Despite weather-related draws on inventory, storage levels also are expected to exit the spring at or near record levels. The combination of historically high production and storage is expected to continue pressuring prices in 2011.

Phosphate market conditions also are very favorable.  Demand in North America and Europe is expected to remain robust due to strength in commodity markets and large expected crop plantings.  In the U.S., spring demand for DAP and MAP is projected to be above the five-year average, in contrast with levels the previous two years, which were meaningfully below average.  Buyers in other markets, including India, will need to replenish phosphate inventories in the first quarter, supporting global markets.

Current tight global inventories are expected to persist through the first half of the year, leaving producers in comfortable positions with little spot availability. As with urea, diminished export availability of phosphates from China will provide additional support to world prices.  Delays to the Ma’aden, Saudi Arabia phosphate project have reduced global supplies further relative to earlier expectations.  Because CF Industries expects global phosphate demand to continue to grow at an average annual rate above four percent, the company views the Ma’aden project as a necessary addition to global capacity and believes that delays have reduced the likely impact its eventual commissioning may have on the global market.

“We believe all the factors are in place to make 2011 a great year for CF Industries,” said Wilson.  “In addition to a more complete realization of the extremely favorable fertilizer market conditions we are experiencing now, we will have the added benefit of a full year of acquisition synergies and operational integration of our expanded platform.”

The company continues to believe that business conditions are supportive of an extended period of strong cash flow.  Management projects capital expenditures of approximately $300 million in 2011, higher than 2010 because current market conditions make the expected returns for many projects favorable, cash and liquidity are ample and Terra’s first quarter 2010 spending was not included in the reported results.

Conference Call

CF Industries will hold a conference call to discuss these fourth quarter and full year results at 10:00 ET on Friday, February 18, 2011.  Investors can access the call and find dial-in information on the Investor Relations section of the company’s Web site at www.cfindustries.com.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, is the holding company for the operations of CF Industries, Inc. CF Industries is a global leader in nitrogen and phosphate fertilizer manufacturing and distribution, serving both agricultural and industrial customers. CF Industries operates world-class nitrogen fertilizer manufacturing complexes in the central United States and Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes fertilizer products through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States. The company also owns 50 percent interests in GrowHow UK Limited, a fertilizer manufacturer in the United Kingdom; an ammonia facility in The Republic of Trinidad and Tobago; and KEYTRADE AG, a global fertilizer trading organization headquartered near Zurich, Switzerland. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that certain non-GAAP financial measures provide additional meaningful information regarding the company’s performance, liquidity, financial strength, and capital structure. The non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the non-GAAP financial measures included in this financial results release may not be comparable to similarly titled measures of other companies. Reconciliations of the non-GAAP financial measures to GAAP are provided in tables accompanying this release.

Safe Harbor Statement

Certain statements contained in this communication may constitute “forward-looking statements.” All statements in this communication, other than those relating to historical information or current condition, are forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Important factors that could cause actual results to differ materially from our expectations include, among others:  the volatile cost of natural gas in the areas where our production facilities are principally located; the cyclical nature of our business and the agricultural sector; the global commodity nature of our fertilizer products, the impact of global supply and demand on our selling prices, and the intense global competition in the consolidating markets in which we operate; conditions in the U.S. agricultural industry; reliance on third party transportation providers; our ability to integrate the businesses of CF Industries and Terra promptly and effectively and to achieve the cost savings and synergies we anticipate from the Terra acquisition within the expected time frame or at all, and the potential for disruption from the Terra acquisition to make it more difficult for us to maintain relationships with customers, employees or suppliers; weather conditions; risks associated with expansion of our business, including unanticipated adverse consequences and the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our potential inability to obtain or maintain required permits and governmental approvals or to meet financial assurance requirements; future regulatory restrictions and requirements related to greenhouse gas emissions and climate change; our inability to predict seasonal demand for our products accurately; the impact of changing market conditions on our forward sales programs; risks involving derivatives and the effectiveness of our risk measurement and hedging activities; the reliance of our operations on a limited number of key facilities and the significant risks and hazards against which we may not be fully insured; risks associated with joint ventures; acts of terrorism and regulations to combat terrorism; difficulties in securing the supply and delivery of raw materials we use and increases in their costs; risks associated with international operations; the concentration of our sales with certain large customers; losses on our investments in securities; deterioration of global market and economic conditions; our substantial indebtedness and the limitations on our operations imposed by the terms of our indebtedness; our ability to comply with the covenants under our indebtedness and to make payments under such indebtedness when due; potential inability to refinance our indebtedness in connection with any change of control affecting us; and loss of key members of management and professional staff.

Forward-looking statements are given only as of the date of this release and we disclaim any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

RESULTS OF OPERATIONS

	Three months ended		Twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009
	(in millions, except per share amounts)
Net sales	$1,237.6	$506.7	$3,965.0	$2,608.4
Cost of sales	753.7	380.6	2,785.5	1,769.0
Gross margin	483.9	126.1	1,179.5	839.4
Selling, general and administrative	32.8	15.9	106.1	62.9
Restructuring and integration costs	3.7	—	21.6	—
Equity in earnings of operating affiliates	(3.4)	—	(10.6)	—
Other operating - net	15.8	39.1	166.7	96.7
Operating earnings	435.0	71.1	895.7	679.8
Interest expense	50.7	0.4	221.3	1.5
Interest income	(0.5)	(0.4)	(1.5)	(4.5)
Loss on extinguishment of debt	—	—	17.0	—
Other non-operating - net	(0.2)	(12.4)	(28.8)	(12.8)
Earnings before income taxes and equity in earnings (loss) of non-operating affiliates	385.0	83.5	687.7	695.6
Income tax provision	169.3	25.9	273.7	246.0
Equity in earnings (loss) of non-operating affiliates - net of taxes	11.0	(0.3)	26.7	(1.1)
Net earnings	226.7	57.3	440.7	448.5
Less: Net earnings attributable to noncontrolling interest	26.4	5.9	91.5	82.9
Net earnings attributable to common stockholders	$200.3	$51.4	$349.2	$365.6
Net earnings per share attributable to common stockholders
Basic	$2.81	$1.06	$5.40	$7.54
Diluted	$2.78	$1.04	$5.34	$7.42
Weighted average common shares outstanding
Basic	71.2	48.6	64.7	48.5
Diluted	72.0	49.3	65.4	49.2

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

SUMMARIZED BALANCE SHEETS

	December 31,	December 31,
	2010	2009
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$797.7	$697.1
Short-term investments	3.1	185.0
Accounts receivable	238.9	167.4
Inventories - net	270.3	207.8
Prepaid income taxes	—	14.7
Other	31.4	11.1
Total current assets	1,341.4	1,283.1
Property, plant and equipment - net	3,925.6	793.8
Asset retirement obligation funds	95.0	36.5
Investments in and advances to unconsolidated affiliates	977.1	45.6
Investments in auction rate securities	102.8	133.9
Investment in marketable equity securities	—	160.2
Goodwill	2,085.7	0.9
Other assets	230.9	40.9
Total assets	$8,758.5	$2,494.9

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$321.2	$172.5
Income taxes payable	62.2	—
Customer advances	431.5	159.5
Notes payable	4.9	—
Deferred income taxes	38.6	52.6
Distributions payable to noncontrolling interest	78.0	92.1
Other	10.2	3.1
Total current liabilities	946.6	479.8
Notes payable	—	4.7
Long-term debt	1,954.1	—
Deferred income taxes	1,081.2	68.3
Other noncurrent liabilities	343.2	197.2
Equity
Stockholders’ equity	4,050.4	1,728.9
Noncontrolling interest	383.0	16.0
Total equity	4,433.4	1,744.9
Total liabilities and equity	$8,758.5	$2,494.9

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF CASH FLOWS

	Three months ended		Twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009
	(in millions)
Operating Activities:
Net earnings	$226.7	$57.3	$440.7	$448.5
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	106.3	27.7	394.8	101.0
Deferred income taxes	47.1	(3.9)	88.6	45.7
Stock compensation expense	2.5	1.9	8.3	6.6
Excess tax benefit from stock-based compensation	(4.6)	(0.2)	(5.8)	(4.6)
Unrealized gain on derivatives	(30.3)	(2.7)	(9.4)	(87.5)
Inventory valuation allowance	(0.4)	—	—	(57.0)
Loss on extinguishment of debt	—	—	17.0	—
Gain on sale of marketable equity securities	—	(11.9)	(28.3)	(11.9)
Loss (gain) on disposal of property, plant and equipment	11.1	0.3	11.0	0.7
Undistributed (earnings) loss of affiliates - net	(18.8)	0.3	(49.9)	1.1
Changes in (net of effects of acquisition):
Accounts receivable	(7.0)	(21.7)	70.6	21.3
Margin deposits	(0.6)	(11.3)	(5.1)	—
Inventories	3.5	13.0	79.8	440.3
Accrued income taxes	127.0	(24.4)	95.7	2.2
Accounts payable and accrued expenses	(4.3)	28.2	(71.3)	(39.2)
Customer advances - net	111.7	36.2	166.4	(188.3)
Other - net	(9.5)	22.5	(8.7)	2.9
Net cash provided by operating activities	560.4	111.3	1,194.4	681.8
Investing Activities:
Additions to property, plant and equipment	(69.6)	(54.3)	(258.1)	(235.7)
Proceeds from the sale of property, plant and equipment	3.8	0.4	16.5	9.3
Purchases of short-term securities	(3.1)	(50.0)	(28.6)	(304.9)
Sales and maturities of short-term and auction rate securities	18.7	77.1	238.2	180.4
Purchase of marketable equity securities	—	—	—	(247.2)
Sale of marketable equity securities	—	68.0	167.1	68.0
Return of capital from marketable equity securities	—	52.4	—	52.4
Deposits to asset retirement obligation funds	(54.8)	—	(58.5)	(7.5)
Purchase of Terra Industries Inc. - net of cash acquired	—	—	(3,177.8)	—
Other - net	—	—	31.0	(2.5)
Net cash provided by (used in) investing activities	(105.0)	93.6	(3,070.2)	(487.7)
Financing Activities:
Proceeds from long-term borrowings	—	—	5,197.2	—
Payments of long-term debt	(300.0)	—	(4,008.7)	—
Financing fees	—	—	(209.1)	—
Dividends paid on common stock	(7.1)	(4.9)	(46.2)	(19.4)
Distributions to noncontrolling interests	(6.5)	—	(117.0)	(112.3)
Issuance of common stock	—	—	1,150.0	—
Issuances of common stock under employee stock plans	3.8	0.3	5.0	3.2
Excess tax benefit from stock-based compensation	4.6	0.2	5.8	4.6
Net cash provided by (used in) financing activities	(305.2)	(4.4)	1,977.0	(123.9)
Effect of exchange rate changes on cash and cash equivalents	(0.9)	(0.9)	(0.6)	1.9
Increase in cash and cash equivalents	149.3	199.6	100.6	72.1
Cash and cash equivalents at beginning of period	648.4	497.5	697.1	625.0
Cash and cash equivalents at end of period	$797.7	$697.1	$797.7	$697.1

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NITROGEN SEGMENT DATA

	Three months ended		Twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009
	(in millions, except as noted)
Net sales	$1,002.6	$352.0	$3,187.5	$1,839.3
Cost of sales	582.0	242.3	2,160.8	1,055.1
Gross margin	$420.6	$109.7	$1,026.7	$784.2

Gross margin percentage	42.0%	31.2%	32.2%	42.6%

Tons of product sold (in thousands)	3,350	1,470	11,461	5,851

Sales volumes by product (tons in thousands)
Ammonia	917	305	2,809	1,083
Urea	662	662	2,824	2,604
UAN	1,447	494	4,843	2,112
AN	263	—	788	—
Other nitrogen products	61	9	197	52

Average selling prices (dollars per ton)
Ammonia	$452	$308	$402	$514
Urea	323	272	295	302
UAN	206	156	205	232
AN	211	—	209	—

Cost of natural gas (dollars per MMBtu) (1)	$4.29	$4.34	$4.47	$4.84

Average daily market price of natural gas Henry Hub (dollars per MMBtu)	$3.78	$4.26	$4.37	$3.92

Depreciation and amortization	$74.4	$15.8	$229.2	$59.0
Capital expenditures	$53.0	$37.6	$204.9	$165.2

Production volume by product (tons in thousands)
Ammonia (2)	1,860	804	6,110	3,098
Granular urea	651	614	2,488	2,350
UAN (32%)	1,528	531	4,626	2,023
AN	262	—	783	—

(1)    Includes gas purchases and realized gains and losses on gas derivatives.

(2)    Gross ammonia production including amounts subsequently upgraded on-site into urea and/or UAN.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

PHOSPHATE SEGMENT DATA

	Three months ended		Twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009
	(in millions, except as noted)
Net sales	$235.0	$154.7	$777.5	$769.1
Cost of sales	171.7	138.3	624.7	713.9
Gross margin	$63.3	$16.4	$152.8	$55.2

Gross margin percentage	26.9%	10.6%	19.7%	7.2%

Gross margin by product
DAP/MAP	$63.3	$16.3	$152.8	$89.1
Potash	—	0.1	—	(33.9)

Gross margin percentage by product
DAP/MAP	26.9%	10.5%	19.7%	13.1%
Potash	—	—	—	(37.8)%

Tons of product sold (in thousands)	477	551	1,867	2,249

Sales volumes by product (tons in thousands)
DAP	354	490	1,412	1,736
MAP	123	61	455	349
Potash	—	—	—	164

Domestic vs. export sales (tons in thousands)
Domestic	393	277	1,259	1,274
Export	84	274	608	975

Average selling prices (dollars per ton)
DAP	$490	$277	$413	$321
MAP	499	309	426	348
Potash	—	—	—	548

Depreciation, depletion, and amortization	$10.4	$11.3	$48.6	$39.7
Capital expenditures	$16.6	$16.8	$52.6	$70.2

Production volume by product (tons in thousands)
Hardee Phosphate Rock Mine Phosphate rock	780	820	3,343	3,088
Plant City Phosphate Fertilizer Complex
Sulfuric Acid	584	641	2,419	2,322
Phosphoric acid as P2O5 (1)	219	247	906	918
DAP/MAP	434	494	1,799	1,830

(1)             P2O5 is the basic measure of the nutrient content in phosphate fertilizer products.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings to EBITDA:

	Three months ended		Twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009
	(in millions)
Net earnings attributable to common stockholders	$200.3	$51.4	$349.2	$365.6
Interest expense (income) - net	50.2	—	219.8	(3.0)
Income taxes	172.0	25.3	276.8	245.4
Depreciation, depletion and amortization	106.3	27.7	394.8	101.0
Less: other adjustments	(29.3)	(0.1)	(113.6)	(0.5)
EBITDA	$499.5	$104.3	$1,127.0	$708.5

EBITDA is defined as net earnings attributable to common stockholders plus interest expense (income)-net, income taxes, and depreciation, depletion and amortization.  Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest. We have presented EBITDA because management uses the measure to track performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

Net earnings and EBITDA for the three months ended December 31, 2010 includes $3.7 million of restructuring and integration costs, $0.4 million of Peru project development costs and $31.4 million of mark-to-market gains on derivatives.

Net earnings and EBITDA for the twelve months ended December 31, 2010 include $144.6 million of business combinations costs which includes a $123.0 million merger termination fee paid to Yara International ASA on behalf of Terra in the first quarter of 2010; $21.6 million of restructuring and integration costs, $5.8 million of Peru project development costs, $9.6 million of mark-to-market gains on derivatives, a $19.4 million inventory revaluation adjustment charged to cost of sales upon the sale of Terra’s product inventory that was revalued to fair value in purchase accounting in the second quarter of 2010; and a $17.0 million loss on extinguishment of acquired debt in the second quarter of 2010.

Net earnings, interest expense (income) - net, and depreciation, depletion and amortization for the three and twelve months ended December 31, 2010 include $12.2 million and $85.9 million, respectively, of accelerated amortization of deferred loan fees related to repayments of certain Terra acquisition financing.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NON-GAAP DISCLOSURE ITEMS

Reconciliation of debt to net debt (net cash):

	December 31,	December 31,
	2010	2009
	(in millions)
Total debt	$1,959.0	$4.7
Less: cash, cash equivalents and short-term investments	800.8	882.1
Plus: customer advances	431.5	159.5
Net debt (net cash)	$1,589.7	$(717.9)

Net debt (net cash) is defined as total debt minus cash, cash equivalents and short-term investments, plus customer advances.  We include customer advances in this calculation to reflect the liability associated with our obligations to supply fertilizer in the future, which offsets cash received in the form of customer advances.  Net debt (net cash) does not include distributions of earnings payable to noncontrolling interest holders.  We use net debt (net cash) in the evaluation of our capital structure.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

Consolidated Interest Expense:

	Three months ended		Twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009
	(in millions)
Interest on borrowings	$33.7	$—	$114.8	$0.1
Fees on ongoing financing agreements	8.3	0.3	28.3	1.2
Accelerated amortization of deferred loan fees	12.2	—	85.9	—
Interest capitalized and other	(3.5)	0.1	(7.7)	0.2
	$50.7	$0.4	$221.3	$1.5

Depreciation, Depletion and Amortization

	Three months ended		Twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009
	(in millions)
Nitrogen segment	$74.4	$15.8	$229.2	$59.0
Phosphate segment	10.4	11.3	48.6	39.7
Corporate / unallocated	5.3	0.5	16.4	1.8
Amortization of deferred loan fees	4.0	0.1	14.7	0.5
Accelerated amortization of deferred loan fees	12.2	—	85.9	—
	$106.3	$27.7	$394.8	$101.0